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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     Sbona                           Gary                   J.
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      (Last)                        (First)              (Middle)

     c/o 3D Systems Corporation
     26081 Avenue Hall
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                                    (Street)

     Valencia                         CA                      91355
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    (City)                           (State)                  (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     3D Systems Corporation - TDSC
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     December 1999
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

--------------------------------------------------------------------------------


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                              5.             6.
                                                             4.                               Amount of      Owner-
                                                             Securities Acquired (A) or       Securities     ship
                                                             Disposed of (D)                  Beneficially   Form:       7.
                                                             (Instr. 3, 4 and 5)              Owned at End   Direct      Nature of
                                  2.            3.           -----------------------------    of Issuer's    (D) or      Indirect
1.                                Transaction   Transaction                  (A)              Fiscal Year    Indirect    Beneficial
Title of Security                 Date          Code                         or               (Instr. 3      (I)         Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)      Amount       (D)   Price      and 4)         (Instr.4)   (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------


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-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

                                                                         (Over)
                                                                 SEC 2270 (3-99)

================================================================================
TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

STOCK OPTIONS,      $6.00   09/09/99  A         100,000      01/01/00 09/08/04 Common    100,000          350,000   D
COMMON SHARES,              (1)                              (2)               Stock
$.001 PAR VALUE
------------------------------------------------------------------------------------------------------------------------------------

STOCK OPTIONS,      $6.00   09/09/99  A         250,000      01/01/00 09/08/04 Common    250,000
COMMON SHARES,              (1)                              (2)               Stock
$.001 PAR VALUE
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================
Explanation of Responses:

(1) The options reflected as being granted are issued in twelve equal monthly installments commencing 09/09/99. If Regent Pacific's
    Management Corporation's contract with the Company is terminated without cause during this twelve month period, then all such options shall be considered issued as of the time of such termination.

(2) The options vet in three equal annual installments commencing on the first anniversary of 09/09/99.


      /S/ GARY J. SBONA                                          4/6/00
---------------------------------------------            -----------------------
      **Gary J. Sbona                                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 2270 (3-99)